Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 06:16 PM 10/02/2009 FILED 06:09 PM 10/02/2009 SRV 090907412 - 4738153 FILE

CERTIFICATE OF FORMATION

OF

PUNCHCRAFT MACHINING AND TOOLING, LLC

This Certificate of Formation is being executed as of October 2, 2009, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-201, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name. The name of the limited liability company is Punchcraft Machining and Tooling, LLC (the “Company”).

2.                                      Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Cindy Oberdorff
Cindy Oberdorff, an Authorized Person